As filed with the Securities and Exchange Commission on April 11, 2006
Registration No. 333-_______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RELIANCE STEEL & ALUMINUM CO.
(Exact name of Registrant as specified in its charter)

California	95-1142616
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Earle M. Jorgensen Retirement Savings Plan
(Full title of plans)

David H. Hannah
Chief Executive Officer
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount of
Title of Each Class of	Shares	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	to be Registered	Offering Price per Share	Aggregate Offering Price	Registration Fee
Common stock, no par value	64,501(1)	$93.41(2)	$6,025,038.41(2)	$644.68

(1)	The number of shares of the common stock of Reliance Steel & Aluminum Co. (the “Company”) to be registered pursuant to this Registration Statement represents the maximum number of shares of the Company’s common stock to be issued to the Earle M. Jorgensen Retirement Savings Plan pursuant to the maximum obligation of Earle M. Jorgenson Company, or EMJ, which merged with and into a subsidiary of the Company as of April 3, 2006, to contribute 723,209 shares of EMJ common stock to such plan and an exchange ratio of 0.0892 of a share of the Company’s common stock for each share of EMJ common stock pursuant to the terms of the merger.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(l) of the Securities Act of 1933, as amended, or the Securities Act. The proposed maximum aggregate offering price is the market value of the approximate number of shares of the Company’s common stock to be issued.

INTRODUCTION
     This registration statement on Form S-8 (the “Registration Statement”) is filed by the Company, relating to 64,501 shares of the Company’s common stock, no par value (the “Common Stock”), issuable to the Earle M. Jorgensen Retirement Savings Plan (the “Plan”) pursuant to that Agreement and Plan of Merger (the “Merger Agreement”) dated January 17, 2006 by and among the Company, RSAC Acquisition Corp. (now known as Earle M. Jorgensen Company) (“Surviving Corporation”) and Earle M. Jorgensen Company (“EMJ”). EMJ merged with and into Surviving Corporation effective April 3, 2006. The Surviving Corporation was renamed “Earle M. Jorgensen Company”.
     The Plan was originally adopted effective as of May 3, 1990, as the Earle M. Jorgensen Company Employee Stock Ownership Plan (the “ESOP”) which was amended and restated effective as of April 1, 1999 to be a stock bonus plan under Section 401(a) of the Code, and an eligible individual account plan under Section 407(d)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Kilsby-Roberts Employee Stock Ownership Plan was consolidated with and into the ESOP in 1990.
     Effective January 1, 1991, certain assets from the ESOP adopted as of the first day of January, 1984 by EMJ as the Earle M. Jorgensen Company Employee Stock Ownership and Capital Accumulation Plan were transferred to the ESOP. The Earle M. Jorgensen Employee Stock Ownership and Capital Accumulation Plan was then renamed the Earle M. Jorgensen Company Employee Capital Accumulation Plan (the “ECAP”). Effective April 1, 2004, the ESOP was renamed the Earle M. Jorgensen Stock Bonus Plan.
     Effective August 1, 2005 the ESOP was amended and restated and renamed the Earle M. Jorgensen Retirement Savings Plan, and the ECAP was merged into the Plan.
     Pursuant to the Merger Agreement, the Company agreed to assume the obligations of the Plan and to issue 0.0892 of a share of the Company’s common stock for each share of EMJ common stock to which the participants in the Plan would have been entitled.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The information required by Part I of this registration Statement will be included in the documents that will be sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act. That information is not being filed with the Securities and Exchange Commission (the “SEC”) in accordance with the rules and regulations of the SEC.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Reliance Steel & Aluminum Co. (the “Company”) with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporate by reference into the Registration Statement:
     1. the proxy statement/prospectus included in the Registration Statement on Form S-4 filed on February 7, 2006, as amended on February 28, 2006, which was declared effective March 1, 2006 (File No. 333-131615);
     2. the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which contains audited financial statements for the Company; and
     3. the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on            pursuant to Section 12(b) of the Exchange Act, and all amendments thereto and reports filed for the purpose of updating such description.
     In addition, all documents filed by the Company subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporation or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of his registrant Statement o the extent that a statement contained herein or in any subsequently filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or suspended for purposes of this registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     In Article IV of the Restated Articles of Incorporation of the Company, the Company has eliminated to the fullest extent permitted under California law the liability of directors of the Company for monetary damages. Additionally, the Company is authorized to indemnify its agents as defined in Section 317 of the California General Corporation Law for breach of their duty to the Company and its shareholders through Bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted under Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. Section 5.11 of the Company’s Bylaws provides that the Company shall indemnify each of its agents against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by such person by reason of such person having been made or having been threatened to be made a party to a proceeding to the fullest extent permissible by the provisions of Section 317 of the California Corporations Code, as amended from time to time, and that the Company shall advance the expenses reasonably expected to be incurred in defending any such proceeding, upon receipt of the undertaking required by Section 317(f).
     Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.
     Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (a) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (b) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.
     Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its Articles of

Incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.
     In addition to the provisions of the Restated Articles of Incorporation and Bylaws of the Company, the Company has entered into indemnification agreements with all of its present directors and officers, to indemnify these persons against liabilities arising from third party proceedings, or from proceedings by or in the right of the Company, to the fullest extent permitted by law. Additionally, the Company has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.
     At present, there is no pending litigation or proceeding involving a director, officer or employee of Registrant pursuant to which indemnification is sought, nor is Registrant aware of any threatened litigation that may result in claims for indemnification. Section 317 of the California General Corporation Law and the Bylaws of Registrant provide for the indemnification of officers, director and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption for Registration claimed.
     Not Applicable.
Item 8. Exhibits

4.1	Form of Earle M. Jorgensen Retirement Savings Plan (As Amended and Restated Effective as of August 1, 2005).

4.2	Assumption and Amendment Agreement dated April 3, 2006 between Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Earle M. Jorgensen Company.

5.1	Opinion of Kay Rustand, Vice President and General Counsel of the Company (including consent).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Kay Rustand, Vice President and General Counsel of the Company (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1*	Certificate of Merger of Earle M. Jorgensen Company with and into RSAC Acquisition Corp., dated April 3, 2006*

*	Incorporated by reference to Exhibit 99.1 of Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 4, 2006

     The undersigned registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings
1. The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 10, 2006.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ DAVID H. HANNAH

Name: David H. Hannah
Title: Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints David H. Hannah and Karla Lewis and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below and on April 10, 2006.

Signatures	Title
/s/ DAVID H. HANNAH David H. Hannah	Chief Executive Officer (Principal Executive Officer); Director

/s/ GREGG J. MOLLINS Gregg J. Mollins	President and Chief Operating Officer; Director

/s/ KARLA LEWIS Karla Lewis	Executive Vice President and Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)

/s/ JOE D. CRIDER Joe D. Crider	Chairman of the Board; Director

/s/ THOMAS W. GIMBEL Thomas W. Gimbel	Director

/s/ DOUGLAS M. HAYES Douglas M. Hayes	Director

/s/ FRANKLIN R. JOHNSON Franklin R. Johnson	Director

Signatures	Title
/s/ RICHARD J. SLATER Richard J. Slater	Director

/s/ LESLIE A. WAITE Leslie A. Waite	Director
     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 10, 2006.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ KARLA LEWIS

Name: Karla Lewis
Title: Member, Administrative Committee

INDEX TO EXHIBITS

Exhibits	Description
4.1	Form of Earle M. Jorgensen Retirement Savings Plan (As Amended and Restated Effective as of August 1, 2005).

4.2	Assumption and Amendment Agreement dated April 3, 2006 by and among Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Earle M. Jorgensen Company

5.1	Opinion of Kay Rustand, Vice President and General Counsel of the Company (including consent).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Kay Rustand, Vice President and General Counsel of the Company (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Certificate of Merger of Earle M. Jorgensen Company with and into RSAC Acquisition Corp., dated April 3, 2006*

*	Incorporated by reference to Exhibit 99.1 of Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 4, 2006